UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2012

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Enterprise, Suite 200 Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 3, 2012, Avanir Pharmaceuticals, Inc. (the “Company” or “Avanir”) received a “Markman” claim construction ruling by Judge Leonard P. Stark of the United States District Court for the District of Delaware (the “Court”) in Avanir’s ongoing patent infringement case against Actavis South Atlantic LLC, Actavis Inc., Par Pharmaceutical, Inc., Par Pharmaceutical Companies, Inc., Impax Laboratories, Inc., Wockhardt, Ltd., Wockhardt USA, LLC, Watson Pharmaceuticals, Inc., Watson Laboratories, Inc., and Watson Pharma, Inc. (collectively, the “Defendants”).

In a Markman ruling, the court determines the meaning of disputed patent terms at issue in patent litigation. Judge Stark’s ruling construed five terms in the patents asserted by Avanir in the litigation. After comprehensive briefing and oral argument, Judge Stark issued an order adopting Avanir’s proposed or stipulated patent term constructions.

Avanir filed suit against the Defendants in response to Abbreviated New Drug Applications (“ANDAs”) filed by the Defendants seeking to market and sell generic versions of the currently approved dose of NUEDEXTA® prior to the expiration of U.S. patents 7,659,282, 8,227,484 and RE38,115. Avanir filed the lawsuits on the basis that the Defendants’ proposed generic products infringe certain patents held by Avanir.

Although the parties intend to vigorously defend and enforce their patent rights, Avanir cannot predict timing or outcome of this action. Any adverse outcome in the litigation described above could adversely impact Avanir and its revenues.

A copy of the Court’s ruling in the Markman hearing is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Memorandum Opinion, filed December 3, 2012, issued by The United States District Court for the District of Delaware

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avanir Pharmaceuticals, Inc.

Date: December 4, 2012	/s/ CHRISTINE G. OCAMPO
Christine G. Ocampo
Vice President, Finance

Exhibit Index

Exhibit No.	Description

99.1	Memorandum Opinion, filed December 3, 2012, issued by The United States District Court for the District of Delaware